EXHIBIT 99.1

[GEMSTAR LOGO APPEARS HERE]

FOR IMMEDIATE RELEASE

March 31, 2003

As corrected

GEMSTAR-TV GUIDE ANNOUNCES THE SUBMISSION OF SEC FILINGS WITH

REQUIRED CERTIFICATIONS

Financial Results Include Additional Restatements

Comprehensive Internal Review is Complete

PASADENA, CA, March 31, 2003—Gemstar-TV Guide International, Inc. (NASDAQ: GMSTE) (“Gemstar-TV Guide” or the “Company”) today reported financial results for its full year and fourth quarter ended December 31, 2002. The Company also restated its financial results for the years ended December 31, 2001 and March 31, 2000 and the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. The Company’s new independent accounting firm has reviewed these quarterly results and audited these full year results, and the Company’s Chief Executive Officer and Acting Chief Financial Officer provided the certifications of the Company’s SEC filings containing these results, as required under the Sarbanes-Oxley Act and the SEC’s rules and regulations. The Company’s amended 2001 Form 10-K and amended 2002 Forms 10-Q include the restated financial results, which contain the restatements announced on January 23, 2003 and March 10, 2003, and additional restatements and adjustments outlined below. The Company has scheduled this year’s annual shareholders’ meeting for May 20, 2003. Upon holding this shareholder meeting, the Company believes it will have complied with Nasdaq’s specified conditions for the continued listing of the Company’s securities on the Nasdaq Stock Market.

Following the completion of a management and corporate governance restructuring in November 2002, Gemstar-TV Guide’s new senior management team conducted a comprehensive review and evaluation of the Company’s then existing accounting policies, financial controls and procedures, corporate governance policies, material contracts and litigation, human resources infrastructure, and many other items. As of today, the process that the new management team began at the start of its tenure has been substantially completed.

CEO Jeff Shell said: “Today, as a result of a comprehensive review and evaluation, we filed all of the full year and quarterly reports required by the SEC, each of which is audited or reviewed, and each of which contains the required CEO and CFO certifications. The importance of this milestone should not be overlooked. As I indicated in November, the first priority of our new management team was to return the Company to a position of stability, normalcy and credibility. I believe we have taken a huge step in that direction today, and we now look forward to turning our full attention to the difficult task of rebuilding the Company’s wonderful portfolio of assets.”

This press release is organized into four parts. Part I presents further restatements of the Company’s previously issued financial statements and includes a cumulative reconciliation of the financial statements filed today with the SEC to the un-audited, un-reviewed financial statements filed with the SEC on November 14, 2002. Part II presents a discussion of other corporate issues. Part III includes a presentation and discussion of financial results for the Company’s full year and fourth quarter ended December 31, 2002. Part IV discusses the Company’s cash and liquidity position.

Part I – Further Financial Restatements and Cumulative Reconciliation

The Company announced today that, as a result of the previously disclosed review of its accounting policies and the application of those policies to various types of transactions, and the audit and review completed by the Company’s new independent accounting firm, Gemstar-TV Guide has included additional restatements in certain of its historical financial statements that are in addition to the restatements set forth in its November 2002 SEC filings and the restatements previously announced on January 23, 2003 and March 10, 2003. The periods affected by the restatements include the fiscal periods ended March 31, 2000, December 31, 2000 and December 31, 2001, and the fiscal quarters ended March 31, 2002, June 30, 2002 and September 30, 2002. The aggregate effect that these additional restatements had on the Company’s results of operations as reported on November 14, 2002 is summarized as follows: consolidated revenues are reduced by $55.8 million, consolidated income (loss) before income taxes and extraordinary items are reduced by $143.8 million and consolidated EBITDA is reduced by $113.7.

The adjustments announced today include:

•	Costs associated with patent prosecution and patent litigation, which had previously been capitalized, were expensed in the restatements, resulting in a cumulative reduction of operating profit of $25.2 million;

•	An impairment charge to the Company’s investment in a satellite broadband service provider, which resulted in a cumulative reduction of operating profit of $59.1 million in 2001;

•	A compensation expense charge associated with options granted to the Company’s Chairman in 1998, which resulted in a cumulative reduction of operating profit of $9.7 million;

•	$23.5 million previously recognized in connection with an eight-year licensing agreement with an on-line service provider will be recognized over the full eight years of the agreement, which resulted in a cumulative reduction of operating profit of $13 million;

The impact of the adjustments on the Company’s consolidated results is as follows:

Additional Restatements Dated March 31, 2003

The following table summarizes the impact of the restatement adjustments to the Company's results of operations for the periods identified (in thousands):

Restatement Included in March 31, 2003 SEC Filings

	Year ended March 31, 2000	Nine months ended December 31, 2000	Year ended December 31, 2001	Nine months ended September 30, 2002
Revenues, as previously reported(1)	$214,653	$676,872	$1,171,770	$753,692
Increase (Decrease)	(28,104)	(18,104)	(12,598)	2,972

Revenues, as adjusted	$186,549	$658,768	$1,159,172	$756,664

Income (loss) before income taxes and extraordinary item, as previously reported(1)	$126,139	$(287,208)	$(833,446)	$(1,479,443)
Increase (Decrease)	(39,807)	(11,057)	(92,544)	(407)

Income (loss) before income taxes and extraordinary item, as adjusted	$86,332	$(298,265)	$(925,990)	$(1,479,850)

EBITDA, as previously reported(1)	$112,330	$184,469	$303,959	$186,580
Increase (Decrease)	(36,474)	(7,698)	(36,395)	(33,141)

EBITDA, as adjusted	$75,856	$176,771	$267,564	$153,439

(1) EBITDA is defined as operating income, excluding non-cash stock compensation expense, depreciation and amortization and impairment of intangible assets. Due to purchase accounting related to our mergers with TV Guide on July 12, 2000 and SkyMall on July 18, 2001, the results of operations since July 13, 2000 reflect significant increases in depreciation and amortization of goodwill and other intangible assets. Accordingly, we measure our business sectors based on EBITDA. We believe EBITDA to be relevant and useful information as EBITDA is the primary measure used by our management to measure the operating profits or losses of our business. EBITDA is one of several metrics used by our management to measure the cash generated from our operations. EBITDA is presented supplementally as we believe it is a standard measure commonly reported and widely used by analysts, investors and others. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in the Company’s reports filed with the SEC. Additionally, our calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected. Please see “Reconciliation of EBITDA to Consolidated Operating (Loss) Income in the Company’s form 10-K for the fiscal year ended December 31, 2002. As Previously Reported on March 10, 2003.

Since November 14, 2002, Gemstar has announced a number of restatements to its financial statements, including the additional restatements announced today, and the planned restatements previously announced on January 23, 2003 and March 10, 2003.

The cumulative impact on each of the Company’s sectors is as follows:

Cumulative Restatements: November 14, 2002 through March 31, 2003

Cumulative Restatements

The following table summarizes the cumulative impact of the restatement adjustments to the Company's results of operations for the periods identified (in thousands):

	Year ended March 31, 2000	Nine months ended December 31, 2000	Year ended December 31, 2001	Nine months ended September 30, 2002
Revenues, as previously reported (1)	$229,211	$694,610	$1,288,918	$815,454
Increase (Decrease)	(42,662)	(24,706)	(129,746)	(58,790)

Revenues, as adjusted	$186,549	$669,904	$1,159,172	$756,664

Income (loss) before income taxes and extraordinary item, as previously reported (1)	$112,385	$(265,697)	$(766,029)	$(1,450,864)
Increase (Decrease)	(26,053)	(32,568)	(159,961)	(28,986)

Income (loss) before income taxes and extraordinary item, as adjusted	$86,332	$(298,265)	$(925,990)	$(1,479,850)

EBITDA, as previously reported (1)	$120,455	$205,671	$377,984	$217,762
Increase (Decrease)	(44,599)	(28,900)	(110,420)	(64,323)

EBITDA, as adjusted	$75,856	$176,771	$267,564	$153,439

(1) EBITDA is defined as operating income, excluding non-cash stock compensation expense, depreciation and amortization and impairment of intangible assets. Due to purchase accounting related to our mergers with TV Guide on July 12, 2000 and SkyMall on July 18, 2001, the results of operations since July 13, 2000 reflect significant increases in depreciation and amortization of goodwill and other intangible assets. Accordingly, we measure our business sectors based on EBITDA. We believe EBITDA to be relevant and useful information as EBITDA is the primary measure used by our management to measure the operating profits or losses of our business. EBITDA is one of several metrics used by our management to measure the cash generated from our operations. EBITDA is presented supplementally as we believe it is a standard measure commonly reported and widely used by analysts, investors and others. However, EBITDA does not take into account substantial costs of doing business, such as income taxes and interest expense. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States that are presented in the financial statements included in the Company’s reports filed with the SEC. Additionally, our calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected. Please see “Reconciliation of EBITDA to Consolidated Operating (Loss) Income in the Company’s for 10-K for the fiscal year ended December 31, 2002. As Previously Reported on November 14, 2003.

Part II—Discussion of Other Corporate Issues

As reported on November 11, 2002 and on March 4, 2003, the Company received a determination from the Nasdaq Listing Qualifications Panel with respect to the continued listing of the Company’s securities on the Nasdaq Stock Market. As part of the determination, the Company was required to satisfy a number of specific conditions.

The Company believes that with today’s filings it has met all but one of the conditions presented by Nasdaq, and it is current in its SEC filing obligations. The Company announced on February 24, 2003 that its annual meeting of shareholders for this year will be held on May 20, 2003 at 2:00 pm in New York, New York. The meeting will be held at the Citicorp Center, 399 Park Avenue. The meeting will be open to all shareholders of record as of April 21, 2003 and will also be available via webcast on the Company’s website at www.gemstartvguide.com. The Company believes that upon holding this meeting it will have satisfied the final specific requirement for its securities to remain listed on Nasdaq.

As previously reported, the Company is the subject of an SEC investigation. The Company continues to fully cooperate with the SEC’s investigation, and has directed its employees to do the same. The Company will also continue to cooperate with the Nasdaq Panel and the Nasdaq staff.

Part III – Results for the Company’s Full Year and Fourth Quarter Ended December 31, 2002

Highlights

•	The Company’s net-cash balance at December 31, 2002 topped $100 million, excluding $37.1 million in restricted cash related to the November 2002 management restructuring agreement;

•	The Company generated $106.8 million in cash from operations, as core assets continue to generate substantial cash and the Company’s exit from the magazine distribution business resulted in significant receivables being converted into cash;

•	The Company completed a management and corporate governance restructuring and substantially completed a comprehensive review of its accounting policies, financial control procedures, corporate governance policies and procedures, material contracts and litigation, human resources infrastructure, and many other items;

•	The Company’s full-year 2002 financial results include a number of costs, in addition to the costs related to the management restructuring agreement in November 2002, that the Company considers non-recurring in nature; and

•	The Company named a new management team to run its core TV Guide Publishing division, and saw a 33% increase in magazine advertising sales in the fourth quarter vs. last year.

For the full year, revenues decreased 14% to $1.001 billion, down from $1.159 billion in 2001. This decrease in revenues was due to a $48 million decrease in TV Guide Magazine’s newsstand and subscription revenues, a $19 million decrease in TV Guide advertising sales, a $63 million decrease in C-Band subscriber revenues in its Superstar/Netlink Group and a $24 million decrease in license fees from DSS set-top box manufacturers, partially offset by an increase of $13 million in revenues at the TV Games network.

Full-year EBITDA decreased 55% to $119.7 million, down from $267.6 million in 2001. This decrease in EBITDA was driven by the decrease in revenue described above, combined with a number of costs described below that the Company believes are “non-recurring” in nature, partially offset by expense savings due to cost controls across the Company.

For the year ended December 31, 2002, the Company reported a net loss of $6.4 billion, or $(15.64) per basic common share, including the effects of the adoption of FAS 142 and

FAS 144. The loss in 2002 includes an approximate $6.6 billion charge to reduce the carrying value of the Company’s goodwill and certain other intangible assets. This compares to a reported net loss of $750.7 million, or $(1.82) per basic common share, for the year ended December 31, 2001.

For the fourth quarter, revenues decreased 18% to $244.7 million, down from $298.8 million in 2001, driven by the same factors that affected our full year results.

The quarter’s EBITDA decreased to $(33.8) million from $78.7 million in 2001. This decrease in EBITDA was driven by the decrease in revenue described above, combined with a number of costs described below that the Company believes are “non-recurring” in nature, partially offset by expense savings due to cost controls across the Company

In 2002, primarily in the fourth quarter, the Company recorded a number of adjustments, in addition to the FAS 142 and FAS 144 charges that it believes are non-recurring in nature. Those adjustments and non-recurring items included the following approximate amounts:

•	$25.9 million charge associated with the November 2002 management and corporate governance restructuring;

•	$17.0 million charge associated with long-term leases;

•	$6.6 million in various charges related to our magazine business;

•	$7.0 million in professional fees associated with the November 2002 management and corporate governance restructuring and re-audit;

•	$5.7 million to settle US Department of Justice actions; and

•	$43.9 million in various write-downs of the carrying value of certain assets and investments held by the Company.

All of the adjustments above are charges to operating expenses with the exception of the last item, which is a charge to other expenses below EBITDA.

Performance of Segments

The schedules below reflect Gemstar-TV Guide’s performance for the fourth quarter and full-year ended December 31, 2002 by segment (in $ thousands).

Year End 2002 and Fourth Quarter Ended 2002 Consolidated and Segment Performance

	Year Ended		4Q Ended
		Restated		Restated
	12/31/2002	12/31/2001	12/31/2002	12/31/2001
Technology & Licensing
Revenues	$151,841	$179,096	$32,651	$54,444
Expenses	$118,655	$121,814	$50,420	$33,548

EBIDTA	$33,186	$57,282	$(17,769)	$20,896

Interactive Platform
Revenues	$46,479	$33,747	$14,815	$14,113
Expenses	$88,026	$71,789	$38,968	$15,415

EBIDTA	$(41,547)	$(38,042)	$(24,153)	$(1,302)

Media & Services
Revenues	$803,071	$946,329	$197,261	$230,289
Expenses	$675,026	$698,005	$189,094	$171,204

EBIDTA	$128,045	$248,324	$8,167	$59,085

Consolidated
Revenues	$1,001,391	$1,159,172	$244,727	$298,846
Expenses	$881,707	$891,608	$278,482	$220,167

EBIDTA	$119,684	$267,564	$(33,755)	$78,679

Expenses means operating expenses excluding provision for bad debts, stock compensation expense, depreciation and amortization, write-down and impairment charges.

EBITDA means operating income before non-cash stock compensation expense, depreciation and amortization, write-down and impairment charges. Commencing January 1, 2002, goodwill and certain other intangible assets are no longer subject to amortization. However, other intangible assets acquired in transactions accounted for as purchases are still amortized and such amortization is significant. Accordingly, the Company’s business sectors are measured based on EBITDA. EBITDA is presented supplementally as the Company believes it is a standard measure commonly reported and widely used by analysts, investors and others associated with its industry. However, EBITDA does not take into account substantial costs of doing business, such as income taxes, interest expense and depreciation and amortization. While many in the financial community consider EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with accounting principles generally accepted in the United States of America that are presented in the financial statements included in the Company’s report filed with the SEC. Additionally, the Company’s calculation of EBITDA may be different than the calculation used by other companies and, therefore, comparability may be affected.

Commencing January 1, 2002, the operating costs of the media sales group have been allocated to the various business units based on advertising revenue dollars earned. Prior period results, which included media sales group commissions reported as revenues by the Media and Services Sector have been reclassified to reflect such commission revenues as a reduction of expenses in the Media and Services Sector. Effective January 1, 2002, the Company revised its method of allocating corporate expenses to the business sectors concurrent with a reorganization of certain corporate functions. Please see “Reconcilation of EBITDA to Consolidated Operating (Loss) Income” in the Company’s Form 10-K for the fiscal year ended December 31, 2002.

Technology & Licensing

For the year ended December 31, 2002, revenues for the Technology and Licensing Sector were $151.8 million, and EBITDA was $33.2 million. Compared to the results for year ended December 31, 2001, revenues decreased by 15%. This decrease in revenues is attributable primarily to a decline in license fee revenues relating to the sale of proprietary IPG technology to manufacturers of set-top boxes for the US DSS market, due to slowing growth in the shipment of set-top boxes, lower pricing per box due to shifts in market share, and the expiration of agreements with two key manufacturers. Revenues were also negatively impacted by continued declines in the Company’s VCR+ business and by lower license fees from service providers as the result of a licensee with a higher fee being acquired by a licensee with a lower fee.

For the fourth quarter ended December 31, 2002, revenues for the Technology and Licensing Sector were $32.7 million, a decrease of $21.7 million vs. the fourth quarter of 2001, and EBITDA was $(17.8) million, a decrease of $38.7 million. The decrease in revenue was due to the DSS, VCR+, and IPG license fee impacts described above, and the decrease in EBITDA was due to the decrease in revenue combined with approximately $20 million of the “non-recurring” expense items outlined above.

Despite the declines in this sector, management believes that there are a number of positive trends that could lead to improved future results in businesses in this sector. The transition in North America and elsewhere from analog consumer electronic devices to digital devices should make the Company’s products more attractive to consumer electronics manufacturers due to the dramatically lower cost of incorporating the Company’s products and technologies into digital devices vs. analog devices. This trend has resulted in a number of recent agreements, including the agreement with Royal Philips Electronics, which was announced in the first quarter of 2003.

Management also believes however, that the Company may need to significantly increase its investment in the IPG product that it offers to service providers (including MSOs), in order to maintain its competitive position in the increasingly fragmented and competitive IPG industry. Management also believes that the VCR+ business will likely continue to decline.

Interactive Platform Sector

For the year ended December 31, 2002, revenues for the Interactive Platform Sector were $46.5 million, and operating expenses were $88.0 million, resulting in $(41.5) million in EBITDA. Revenues for the year increased 38%, or $12.7 million, over the prior year’s revenue. The increase in revenues is attributable to a full year of revenues at SkyMall and increased wagering revenues related to our TV Games network following the launch of interactive wagering in California, partially offset by lower advertising revenues at TV Guide Online. Despite the increase in revenues, EBITDA declined $3.5 million due to a full year of expenses at SkyMall combined with increased costs incurred to integrate the growing IPG base with the increasing number of cable service providers offering our advertising enabled IPG product. This sector was also impacted in the fourth quarter by approximately $15 million of the “non-recurring” expenses outlined above.

For the fourth quarter ended December 31, 2002, revenues for the Interactive Platform Sector were $14.8 million, and EBITDA was $(24.2) million. Compared to the results for the same quarter in the prior year, revenues increased by 5% due to a full year of revenue at SkyMall and increased revenue from the TV Games network. Despite the increase in revenue, EBITDA declined $22.9 million due to a full year of costs at SkyMall, increased costs related to the IPG, and the “non-recurring” expenses referenced above.

While Management believes that advertising in this sector will continue to benefit from positive distribution trends for our IPG products, the increasingly competitive nature of the cable and satellite business may cause the Company to scale back its advertising in order to maintain the competitive position of our products. We are developing more advanced and desirable advertising vehicles for these products, which are expected to be deployed in 2004 or 2005.

Media and Services Sector

For the year ended December 31, 2002, revenues in the Media and Services sector were $803.1 million, and EBITDA was $128.1 million. Compared to the prior year’s results, revenues decreased $143.3 million and EBITDA decreased by $120.3 million. The decline in revenues and EBITDA were primarily related to TV Guide magazine and the Superstar/Netlink Group, the Company’s C-Band satellite business. EBITDA was further impacted by the remaining $32 million of “non-recurring” expenses outlined above.

TV Guide magazine is at the early stages of a major restructuring. The Company hired John Loughlin in September of 2002 as the President of its Publishing Group. Subsequently, Mr. Loughlin revamped his senior management team, hiring a new publisher, director of circulation and most recently, Michael Lafavore, the magazine’s new editor-in-chief. Early signs of improvement in operations emerged in the fourth quarter of 2002, with advertising revenues up 33% over the prior year’s quarter. TV Guide magazine revenues for the full year 2002 fell 15% to $420.0 million. EBITDA for the full year 2002 fell 56% to $48.7 million, after corporate allocations and one time expenses of roughly $12 million related to the second quarter 2002 sale of the magazine distribution business. Total weekly circulation for the magazine averaged roughly 9 million copies for the year, while bulk subscriptions averaged roughly 2.2 million copies, finishing the year at roughly 2.6 million copies. The change in circulation was mitigated somewhat by an average subscription price increase and the use of up-pricing opportunities for newsstand sales. TV Guide magazine remains the strongest brand in television guidance and continues to generate a significant amount of cash.

Magazine revenues for the fourth quarter ended December 31, 2002 fell 11% to $104.4 million over the prior year, as continued declines in subscription revenue was somewhat offset by a $9 million increase in advertising revenue. EBITDA generated by the magazine for the fourth quarter ended December 31, 2002 fell to $7.6 million from $26.2 million, due to the decline in revenue but also due to an investment in subscription acquisition programs that were made by new management to begin to rebuild the subscription base.

TV Guide Channel revenues increased 3% over the prior year to $95.8 million as increases in advertising revenues were largely offset by moderate declines in license fee revenue. The Channel reaches 57 million subscribers as measured by Nielsen and did an average 0.5 total household rating in the fourth quarter of 2002, beating such well known cable channels as CNBC, MSNBC, The Weather Channel and VH-1. The TV Guide Channel launched a new look and feel today, as the first step towards a plan to increase the TV Guide Channel’s relevance and attractiveness to digital cable and satellite subscribers. The drop in the average subscriber count in 2002 was due mainly to Cablevision’s third quarter decision to drop TV Guide Channel from its lineup. TV Guide Channel revenues for the fourth quarter ended December 31, 2002 fell 4% to $23.4 million over the prior year, due to a moderate decline in subscription revenue.

Superstar/Netlink revenue for the year ended December 31, 2002 declined $62.7 million from the prior year to $228.0 million. The C-band direct to home satellite business continues to decline due to the newer generation satellite systems and the increased penetration of cable systems. At the end of the year, Superstar/Netlink provided service to roughly 361,000 subscribers, a decrease of 34% from December 31, 2001. Despite the declines in revenues and subscribers, the business unit performed better than expectations and also continues to generate significant amounts of free cash. EBITDA generated by Superstar/Netlink for the year ended December 31, 2002 actually increased 2% to $94.3 million, as aggressive cost controls offset the revenue declines.

Superstar/Netlink revenues for the fourth quarter ended December 31, 2002 fell 22.3% to $51.6 million over the prior year, and EBITDA fell 14.1% to $22.0.

Part IV – Discussion of Cash and Liquidity Position

Despite the Company’s recent challenges, its balance sheet continues to strengthen. As of December 31, 2002, the Company’s cash, cash equivalents and current marketable securities were $361.7 million, excluding restricted cash of $37.1 million held in a segregated account pursuant to the November 2002 management restructuring agreements. Outstanding debt and capital lease obligations—both short-term and long-term—aggregated $256.2 million at the end of the quarter. During the fourth quarter, the Company paid down an additional $15.0 million in debt and capital lease obligations, resulting in net positive cash, cash equivalents and current marketable securities of $105.5 million, excluding the $37.1 million of restricted cash.

Q4 2002

Cash, Cash Equivalents & Short-Term Marketable Securities
Balance 12/31/02	$361.7
Balance 09/30/02	$383.1

Decrease	$(21.4)

Debt
Balance 12/31/02	$256.2
Balance 09/30/02	$271.7

Decrease	$(15.5)

Net Cash
Balance 12/31/02	$105.5
Balance 09/30/02	$111.4

Decrease	$(5.9)

Unusual/Significant Cash Items During Quarter:
Restricted Cash Due to Management Restructuring	(37.1)
Tax payments	(18.1)
Debt payments (fixed line)	(15.0)
Legal fees	(10.1)
Directors & officers insurance	(8.0)
Management contract and equity purchase	(7.6)

During the year-ended December 31, 2002, the Company generated cash flow from operating activities of $106.8 million. This cash along with net proceeds from the net sale of marketable securities of $68.6 million, was used to fund $9.7 million in capital expenditures, $18.6 million in distributions to minority interests, $77 million in debt reduction and $63.4 million in share repurchases.

During the fourth quarter ended December 31, 2002, the Company used $20.7 mil of cash flow in its operating activities, including the transfer to restricted cash of $37.1 million. Net proceeds from the sale of marketable securities of $41.7 million was used to fund this use, as well as $3.4 million in capital expenditures, $4.5 million in distributions to minority interests, and $15.5 million in debt reduction.

Year End 2002 and Fourth Quarter Ended 2002 Net Increase in Cash

	Year Ended		4Q Ended
	12/31/02	12/31/01	12/31/02	12/31/01
Cash Provided by Operations	$106,780	$118,264	$(20,748)	$(4,613)
Net Sale of Securities	68,574	7,673	41,669	7,306
Capital Expenditures	(9,722)	(17,135)	(3,354)	(2,794)
Debt Repayments	(77,021)	(323,558)	(15,518)	(45,484)
Repurchase of Stock	(63,423)	(6,404)	0	(6,405)
Distributions to Minority Inter	(18,555)	(19,269)	(4,486)	(4,078)
Other	(5,621)	102,617 (1)	(2,051)	15,304

Net Increase in Cash	$1,012	$(137,812)	$(4,488)	$(40,764)

(1)	Includes $107.0 million in the sale of assets.

The Company also continues to generate significant cash flow from its existing operations which has been additive to its net cash position at December 31, 2002.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: technology and intellectual property licensing; interactive program guide services and products; and television and media publishing properties. Additional information about the Company can be found at www.gemstar-tvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products; the impact of competitive products and pricing; changes in the consumer electronics market; and the other risks detailed from time to time in the company’s SEC reports, including the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

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Contact

Gemstar-TV Guide International, Inc.

Lauren Melone (Media), 212-852-7336

Michael Benevento (Analysts), 212-852-7337

Whit Clay (Sloane &Company) (Media), 212/446-1860

Additional Operating Statistics

Subscriber Data

	Q1 '01	Q2 '01	Q3 '01	Q4 '01	Q1 '02	Q2 '02	Q3 '02	Q4 '02
TV Guide Magazine	9.8	9.0	9.1	9.2	9.0	9.0	9.0	9.1
TV Guide Magazine "Bulk"	1.3	0.9	1.3	1.5	1.8	2.1	2.3	2.6

TV Guide Subscriptions less Bulk	8.5	8.0	7.8	7.7	7.3	6.9	6.7	6.5
TV Guide Channel	55.5	55.3	57.1	57.5	57.8	59.2	58.0	58.0
TV Guide Channel Int'l	2.4	2.3	2.3	2.4	2.5	2.3	1.7	1.8
TV Guide Interactive	5.6	6.4	7.3	7.4	8.2	9.2	9.4	10.0
TV Guide Interactive Int'l	0.3	0.3	0.4	0.5	0.6	0.6	0.7	0.7
TVG Network	5.8	6.3	6.6	7.1	7.7	8.1	8.4	8.5
Superstar/Netlink	0.767	0.689	0.639	0.549	0.477	0.436	0.399	0.361
SNG DISH Conversions	0.038	0.037	0.033	0.034	0.027	0.020	0.025	0.023

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2002	December 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$350,262	$349,250
Restricted cash	37,068	—
Marketable securities	11,456	41,940
Accounts receivable, net	152,522	278,947
Deferred income taxes	41,438	28,500
Other current assets	25,202	31,117

Total current assets	617,948	729,754
Property and equipment, net	60,334	86,070
Indefinite-lived intangible assets	316,273	795,341
Finite-lived intangible assets, net	347,551	1,934,093
Goodwill	589,845	5,633,183
Marketable securities and other investments	2,403	102,025
Other assets	154,820	61,047

	$2,089,174	$9,341,513

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$307,346	$172,378
Current portion of long-term debt and capital lease obligations	92,348	62,201
Current portion of deferred revenue	219,417	254,824

Total current liabilities	619,111	489,403
Deferred income taxes	242,823	1,008,670
Long-term debt and capital lease obligations, less current portion	163,861	271,029
Deferred revenue, less current portion	163,584	192,746
Other liabilities	5,325	5,411

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $.01 per share; authorized 150,000 shares, none issued	—	—
Common stock, par value $.01 per share; authorized 2,350,000 shares; 418,175 shares issued and 408,156 shares outstanding at December 31, 2002; 417,867 shares issued and 414,748 shares outstanding at December 31, 2001	4,182	4,179
Additional paid-in capital	8,422,797	8,387,761
Accumulated deficit	(7,405,841)	(982,666)
Accumulated other comprehensive income	4,204	25,011
Unearned compensation	(32,606)	(25,188)
Treasury stock, at cost; 10,019 shares at December 31, 2002 and 3,119 shares at December 31, 2001	(98,266)	(34,843)

Total stockholders’ equity	894,470	7,374,254

	$2,089,174	$9,341,513

See accompanying Notes to Consolidated Financial Statements.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year ended December 31, 2002	Year ended December 31, 2001	Nine months ended December 31, 2000
Revenues:
Technology and licensing	$151,841	$179,096	$135,638
Interactive platform	46,479	33,747	11,161
Media and services	803,071	946,329	511,969

	1,001,391	1,159,172	658,768
Operating expenses:
Operating expenses, exclusive of expenses shown below:
Technology and licensing	118,655	121,814	60,971
Interactive platform	88,026	71,789	42,906
Media and services	675,026	698,005	378,120

	881,707	891,608	481,997
Stock compensation	23,965	46,538	20,635
Depreciation and amortization	356,354	940,670	438,059
Impairment of intangible assets	2,446,836	10,800	—

	3,708,862	1,889,616	940,691

Operating loss	(2,707,471)	(730,444)	(281,923)
Interest expense	(9,839)	(27,375)	(24,783)
Other (expense) income, net	(106,931)	(168,171)	8,441

Loss before income taxes, extraordinary item and cumulative effect of an accounting change	(2,824,241)	(925,990)	(298,265)
Income tax benefit	(589,103)	(177,414)	(82,807)

Loss before extraordinary item and cumulative effect of an accounting change	(2,235,138)	(748,576)	(215,458)
Extraordinary loss on debt extinguishment, net of tax	—	(2,100)	—
Cumulative effect of an accounting change, net of tax	(4,188,037)	—	—

Net loss	$(6,423,175)	$(750,676)	$(215,458)

Basic and diluted loss per share:
Loss before extraordinary item and cumulative effect of an accounting change	$(5.44)	$(1.82)	$(0.64)
Extraordinary loss on debt extinguishment	—	—	—
Cumulative effect of an accounting change	(10.20)	—	—

Net loss	$(15.64)	$(1.82)	$(0.64)

Weighted average shares outstanding—basic and dilutive	410,610	412,389	334,804